Exhibit 4.5

AMENDMENT NO. 1

TO THE

MF GLOBAL LTD.

AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN

AMENDMENT NO. 1 TO THE MF GLOBAL LTD. AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN (this “Amendment”), effective as of January 4, 2010 (the “Effective Date”), by MF Global Holdings Ltd., a Delaware corporation (“MFG Delaware”) and, before changing its place of incorporation from Bermuda to the State of Delaware, MF Global Ltd., a Bermuda exempted company (said Bermuda company and, upon such change, said Delaware corporation, the “Company”), amends the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan (the “Plan”).

WITNESSETH:

WHEREAS, in compliance with applicable law, the Company changed its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and, upon completion of the Domestication, changed its legal name from MF Global Ltd. to MF Global Holdings Ltd.;

WHEREAS, the Company maintains the Plan;

WHEREAS, pursuant to Section 14 of the Plan, the Company reserved the right to amend the Plan in whole or in part from time to time by action of the Board of Directors of the Company (the “Board”); and

WHEREAS, in accordance with the December 10, 2009 resolutions of the Board, the Company desires to amend certain provisions of the Plan to reflect the Domestication on the terms and conditions set forth below.

NOW, THEREFORE, pursuant to Section 14 of the Plan, the Plan is hereby amended, effective as of the Effective Date, as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan, except as otherwise provided herein. As used in this Amendment, the word “herein” refers to this Amendment as a whole and not to any particular article, section or other subdivision of this instrument.

2. Section 1. The first sentence of Section 1 of the Plan is hereby amended in its entirety to read as follows:

“The name of this plan is the MF Global Holdings Ltd. Amended and Restated 2007 Long Term Incentive Plan (as amended from time to time, the “Plan”).”

3. Definitions. The below referenced definitions in Section 2 of the Plan are hereby amended and replaced in their entirety in accordance with the following definitions:

“ “Company” means MF Global Holdings Ltd., a Delaware corporation, and its successors.”

“ “Share” means the shares of common stock, par value $1.00 per share, of the Company.”

4. Section 3(e). The final sentence of Section 3(e) of the Plan is hereby amended in its entirety to read as follows:

“The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation (or other foundational document) or By-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.”

5. Section 16(a). The first sentence of Section 16(a) of the Plan is hereby amended in its entirety to read as follows:

“Securities Laws Compliance. Subject to Section 16(h), Shares will not be issued pursuant to the exercise or settlement of any Award granted under the Plan unless the exercise or settlement of such Award and the issuance and delivery of such Shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, Delaware law, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.”

6. Shareholder. References to “shareholder” or “shareholders” of the Company in the Plan shall mean “stockholder” or “stockholders”, respectively, of MFG Delaware.

7. Awards. To the extent that Shares are required to, or may, be issued pursuant to an Award, shares of MFG Delaware common stock, par value $1.00 per share, will be issued upon the exercise of, or the payment of, any such Awards previously or hereafter granted under the Plan, including Awards that were granted and outstanding prior to the Effective Date.

8. Certificates. Until surrendered and exchanged, each certificate delivered to a Participant pursuant to the Plan and evidencing outstanding Shares immediately prior to the Effective Date shall, for all purposes of the Plan and the Shares, continue to evidence the identical amount and number of outstanding Shares at and after the

Effective Date. After the Effective Date, the Company may make such modifications in the certificates evidencing (and the form of) the Shares as it deems necessary to reflect the substance of this Amendment, but no such modifications shall be necessary to reflect the substance of this Amendment.

9. Ratification and Confirmation. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States) without regard to principles of conflict of laws.

11. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of the date first written above.

MF GLOBAL HOLDINGS LTD.

By:	/s/ James Y. Ho
Name:	James Y. Ho
Title:	Assistant Secretary

Dated:	January 22, 2010